Silicon Valley Bank

Schedule to
Loan and Security Agreement

Borrower:	Maxwell Technologies, Inc.

Address:	9244 Balboa Avenue
San Diego, CA 92123

Date:	February 4,2004

This Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower of even date.

1.	CREDIT LIMIT
	(Section 1.1):

An amount not to exceed the lesser of (i) $1,500,000 at any one time outstanding (the “Maximum Credit Limit”), or (ii) 85% (the “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above); provided that the total outstanding Obligations under this Loan Agreement and under the Exim Agreement (as defined below) shall not at any time exceed $3,000,000 (the “Overall Credit Limit”).

Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral.

	Combined Sublimit:	The total amount of Loans available hereunder which Borrower may use to obtain Cash Management Services and Letters of Credit (as the foregoing terms are defined herein) shall not exceed $500,000.

	Letter of Credit Sublimit
	(Section 1.6):	$500,000.

	Cash Management
	Services and Reserves:

Borrower may use up to $500,000 of Loans available hereunder for Silicon’s Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the “Cash Management Services”). Silicon may, in its

Silicon Valley Bank	Schedule to Loan and Security Agreement

sole discretion, reserve against Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection with the Cash Management Services, and Silicon may charge to Borrower’s Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.

Exim Agreement; Cross-Collateralization; Cross-Default:

Silicon and the Borrower are parties to that certain Loan and Security Agreement (Exim Program) of even date (the “Exim Agreement”). Both this Agreement and the Exim Agreement shall continue in full force and effect, and all rights and remedies under this Agreement and the Exim Agreement are cumulative. The term “Obligations” as used in this Agreement and in the Exim Agreement shall include without limitation the obligation to pay when due all Loans made pursuant to this Agreement (the “Non-Exim Loans”) and all interest thereon and the obligation to pay when due all Loans made pursuant to the Exim Agreement (the “Exim Loans”) and all interest thereon. Without limiting the generality of the foregoing, all “Collateral” as defined in this Agreement and as defined in the Exim Agreement shall secure all Exim Loans and all Non-Exim Loans and all interest thereon, and all other Obligations. Any Event of Default under this Agreement shall also constitute an Event of Default under the Exim Agreement, and any Event of Default under the Exim Agreement shall also constitute an Event of Default under this Agreement. In the event Silicon assigns its rights under the Exim Agreement and/or under any Note evidencing Exim Loans and/or its rights under this Agreement and/or under any Note evidencing Non-Exim Loans, to any third party, including without limitation the Export-Import Bank of the United States (“Exim Bank”), whether before or after the occurrence of any Event of Default, Silicon shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the Agreement and/or Note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower.

2.	INTEREST.

Interest Rate (Section 1.2):

A rate equal to the “Prime Rate” in effect from time to time, plus 1.75% per annum, provided that the interest rate in effect on any day shall not be less than 5.75% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. As used in this Agreement, “Prime Rate” means the interest rate announced from time to time by Silicon as its “prime rate” (which is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon). The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

	Minimum Monthly Interest (Section 1.2):	$2,500 per month in the aggregate as between this Agreement and the Exim Agreement.

3.	FEES (Section 1.4):

	Loan Fee:	$7,500, payable concurrently herewith.

	Collateral Monitoring Fee:	$1,000, per month in the aggregate as between this Agreement and the Exim Agreement, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement).

Unused Line Fee:

In the event, in any calendar month (or portion thereof at the beginning and end of the term hereof), the average daily principal balance of the Loans outstanding during the month is less than the amount of the Maximum Credit Limit, Borrower shall pay Silicon an unused line fee in an amount equal to 0.25% per annum on the difference between the amount of the Maximum Credit Limit and the average daily principal balance of the Loans outstanding during the month, computed on the basis of a 360-day year, which unused line fee shall be computed and paid monthly, in arrears, on the first day of the following month.

4.	MATURITY DATE
	(Section 6.1):	One year from the date of this Agreement.

5.	FINANCIAL COVENANTS
	(Section 5.1):	Maxwell Technologies, Inc. shall, on a consolidated basis, comply

Silicon Valley Bank	Schedule to Loan and Security Agreement

(Section 5.1):	with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Silicon Valley Bank	Schedule to Loan and Security Agreement

Minimum Tangible
Net Worth:

Borrower shall maintain a Tangible Net Worth of not less than $15,000,000 plus (i) 50% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending after the date hereof. Increases in the Minimum Tangible Net Worth Covenant based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth Covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth Covenant be decreased.

Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Current assets”, “current liabilities” and “liabilities” shall have the meaning ascribed thereto by GAAP.

“Tangible Net Worth” shall mean the excess of total assets less total liabilities, determined in accordance with GAAP, with the following adjustments:

(A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises, and (iii) minority investments in other Persons.

(B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which Silicon agrees in writing is acceptable to Silicon in its good faith business judgment.

	Silicon Valley Bank	Schedule to Loan and Security Agreement

6.	REPORTING.
(Section 5.3):
Borrower shall provide Silicon with the following:

		1.	Transaction reports and schedules of collections, each week and at the time of each Loan request, on Silicon’s standard form

		2.	Monthly accounts receivable agings (separate from the agings required by the Exim Agreement), aged by invoice date, within fifteen days after the end of each month.

3.

Monthly accounts payable agings (separate from the agings required by the Exim Agreement), aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month.

		4.	Monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within fifteen days after the end of each month.

		5.	Monthly unaudited financial statements of Maxwell Technologies, Inc. (on a consolidated and consolidating basis), as soon as available, and in any event within thirty days after the end of each month.

6.

Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

		7.	Copies of all reports on Form 10-Q filed by Maxwell Technologies, Inc. with the Securities and Exchange Commission within 5 days after such filing.

		8.	Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days

	Silicon Valley Bank	Schedule to Loan and Security Agreement

prior to the end of each fiscal year of Borrower.

9.

Annual financial statements of Maxwell Technologies, Inc. (on a consolidated and consolidating basis), as soon as available, and in any event within 90 days following the end of Maxwell Technologies, Inc.’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon together with copies of all reports on Form 10-K filed by Maxwell Technologies, Inc. with the Securities and Exchange Commission.

7.	BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated December 4, 2003, previously submitted to Silicon (the “Representations”) is true and correct as of the date hereof.

8.	ADDITIONAL PROVISIONS

(1)

Banking Relationship. Borrower shall at all times maintain its primary banking relationship with Silicon. Without limiting the generality of the foregoing, within sixty days of the date hereof and at all times thereafter, Borrower shall maintain not less than 85% of Maxwell Technologies, Inc.’s total cash and investments on deposit with Silicon. As to any Deposit Accounts and investment accounts maintained with another institution, if at any time Borrower fails to comply with the terms of the preceding sentence, Borrower shall cause such institution, within 10 days after the date of such non-compliance, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said Deposit Accounts and investment accounts.

(2)

Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: NONE. Prior to incurring any Inside Debt in the

Silicon Valley Bank	Schedule to Loan and Security Agreement

future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon’s standard form.

(3)

Additional Condition Precedent. In addition to any other conditions precedent to funding set forth in this Agreement, prior to the funding of any Loans, Silicon shall have received information satisfactory to Silicon from Maxwell Europe’s (fka Maxwell Technologies, SA) lender, Cantonal Bank of Freiburg (“Cantonal Bank”), regarding its relationship with Maxwell Technologies, Inc. and Maxwell Europe. Borrower shall use its best efforts to cause Cantonal Bank to enter into an intercreditor agreement with Silicon, on Silicon’s standard form with such changes thereto as are acceptable to Silicon, regarding Cantonal Bank’s and Silicon’s relationships with Maxwell Technologies, Inc. and Maxwell Europe.

(4)

Restrictions on Transfers to Affiliates. Except for the Borrowers, Borrower covenants and agrees that while this Agreement is in effect, Borrower shall not transfer any assets or Collateral (beyond its historical normal course of business) to any Affiliate without the prior written consent of Silicon.

	(5)	Initial Audit. An initial audit, referred to in Section 5.4 of this Agreement, shall be completed, with satisfactory results to Silicon, prior to funding hereunder.

(6)

Domestic Subsidiaries. Borrower represents and warrants to Silicon that each of Purepulse Technologies, Inc. (“Purepulse”) and I-Bus/Phoenix, Inc. (“I-Bus”) is a wholly owned subsidiary of Borrower and that each of Purepulse and I-Bus is inactive with little or no assets and will remain inactive with little or no assets during the term of this Agreement. Borrower covenants and agrees that while this Agreement is in effect, Borrower shall not transfer any assets or Collateral to Purepulse and/or I-Bus.

Silicon Valley Bank	Schedule to Loan and Security Agreement

Borrower:	Silicon:

MAXWELL TECHNOLOGIES, INC.	SILICON VALLEY BANK

By	By

President or Vice President	Title

By

Secretary or Ass’t Secretary